Artisan Partners Asset Management Inc. Reports May 2026 Assets Under Management
Milwaukee, WI - June 05, 2026 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of May 31, 2026 totaled $186.0 billion. Artisan Funds and Artisan Global Funds accounted for $92.3 billion of total firm AUM, while separate accounts and other AUM1 accounted for $93.7 billion. During the period, Artisan was notified that a U.S. sub-advisory mandate representing approximately $5.7 billion of assets in the U.S. Value Team’s Value Equity strategy is expected to terminate in early June 2026.  The reduction in assets under management will have a muted impact on revenues given the nature of the mandate and its associated fees.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of May 31, 2026 - ($ Millions)
Growth Team
Global Opportunities	$13,433
Global Discovery	1,104
U.S. Mid-Cap Growth	9,776
U.S. Small-Cap Growth	2,860
Franchise	1,017
Global Equity Team
Global Equity	443
Non-U.S. Growth	16,783
U.S. Value Team
Value Equity	6,160
U.S. Mid-Cap Value	1,265
Value Income	8
International Value Group
International Value	56,107
International Explorer	1,241
Global Special Situations	37
Global Value Team
Global Value	38,419
Select Equity	1,053
Sustainable Emerging Markets Team
Sustainable Emerging Markets	3,585
Credit Team
High Income	14,156
Credit Opportunities	395
Floating Rate	126
Custom Credit Solutions	1,524
Developing World Team
Developing World	3,440
Antero Peak Group
Antero Peak	2,438
Antero Peak Hedge	247
International Small-Mid Team
Non-U.S. Small-Mid Growth	4,403
EMsights Capital Group
Global Unconstrained	1,763
Emerging Markets Debt Opportunities	1,462
Emerging Markets Local Opportunities	1,916
Grandview Property Partners
Grandview Property Partners[3]	837

Total Firm Assets Under Management ("AUM")	$185,998

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM includes $316.6 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (generally reported on a lag not exceeding one quarter).
3 Represents NAV plus uncalled and recallable capital.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.